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                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE

MEDIA CONTACTS:                       FINANCIAL ANALYST AND INVESTOR CONTACTS:
JOANNE HELLEBRAND RASCH               HAI TRAN
USINTERNETWORKING, INC.               USINTERNETWORKING, INC.
(410) 897-4532                        (410) 897-4495
JOANNE.RASCH@USI.NET                  HAI.TRAN@USI.NET

JOSEPH VUKSON                         BOB JOYCE
FITZGERALD COMMUNICATIONS             FITZGERALD COMMUNICATIONS
(617) 588-2258                        (617) 588-2298
JVUKSON@FITZGERALD.COM                BJOYCE@FITZGERALD.COM


                             USINTERNETWORKING, INC.
              ANNOUNCES OFFERING OF CONVERTIBLE SUBORDINATED NOTES

ANNAPOLIS, MARYLAND, OCTOBER 19, 1999 - USinternetworking, Inc. (Nasdaq: USIX) today announced that it intends, subject to market and other conditions, to raise approximately $100 million in gross proceeds ($125 million if an option granted by the company to the initial purchasers is exercised in full) through an offering of convertible subordinated notes to qualified institutional investors.

         The company stated that it intends to use the net proceeds of the offering ($96.0 million, assuming no exercise of the option granted to the initial purchasers) for continued expansion and enhancement of its network and facilities, to increase marketing efforts, to invest in licenses, for research and product development in order to add new applications to its iMAP offerings, to fund debt service, to acquire complementary products, or to fund working capital requirements and other general corporate purposes.

         USinternetworking implements, operates and supports packaged software applications that can be accessed and used over the Internet. To execute its strategy, the company has established agreements with leading software vendors in key application areas, including: BroadVision and Microsoft in e-commerce; Siebel in sales force automation, customer service and enterprise marketing; PeopleSoft and Lawson in human resources and financial management; Microsoft in enterprise messaging and collaboration; Niku in professional services automation; and Sagent in decision-making support.

         This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a confidential offering circular. The securities to be offered are not being registered under the Securities Act of 1933 or


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applicable state securities laws, and may not be offered or sold in the United
States absent registration under the Securities Act and applicable state securities laws or available exemption from the registration requirements.

SOURCE USinternetworking, Inc.